Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-291677 on Form S-3 and Registration Statement No. 333-207208, 333-236279, 333-236280, 333-236281, and 333-283384, on Form S-8, of our reports dated August 12, 2026, relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the fiscal year ended June 27, 2026.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 12, 2026